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                                                                       Exhibit 5

                    [Ropes & Gray letterhead appears here]


                                  November 7, 1997

Bright Horizons, Inc.
One Kendall Square
Building 200
Cambridge, MA 02139

Ladies and Gentlemen:

    This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the registration of 310,500 shares of Common Stock, $.01 par value (the "Shares"), of Bright Horizons, Inc., a Delaware corporation (the "Company"). The shares are being registered thereby in addition to 3,105,000 shares of the same class originally registered on Form S-1 (Registration No. 333-14981) and are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") entered into among the Company and BT Alex. Brown Incorporated and EVEREN Securities, Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement.

    We have acted as counsel for the Company in connection with matters related to the Registration Statement. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

    We express no opinion as to the applicability or compliance with or effect of Federal law or of the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

    Based on the foregoing, we are of the opinion that upon the filing with the Secretary of State of the State of Delaware of the Amended and Restated Certificate of Incorporation in the form approved by the Board of Directors and the stockholders of the Company, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Common Stock."

    This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                   Very truly yours,

                                   /s/ Ropes & Gray

                                   Ropes & Gray